[De Nederlandsche Bank Letterhead]
P.O. Box 98
1000 AB Amsterdam

23 December 1999



USA Group Secondary Market Services
Ms. Cheryl Watson
PO Box 7039
Indianapolis, IN 46207-7039
United States

Re:  Capital treatment of U.S. Guaranteed Student Loan-Backed Securities

Dear Ms. Watson,

With reference to the letter dated November 16, 1999, we inform you as follows.

     In principle, the risk weighting of an asset-backed securities program is assessed by De Nederlandsche Bank only upon request by Dutch credit institutions, subject to banking supervision by De Nederlandsche Bank, which have the intention to invest in the bonds involved.

     In general, bonds may attract the risk weighting of the underlying assets if, at least, a number of conditions are met. We enclose these conditions for your information. Based on a preliminary assessment of the information you provided us with, we are inclined to assign a 20% risk weighting to the 'senior student loan-backed securities' under the Federal Family Education Loan Program (FFELP), in conformity with the US regulatory bodies Fed and OTS. We would like to stress, however, that this is a preliminary assessment. A definitive assignment of a risk weighting will take place only upon request by a Dutch credit institution.

     If you should have any further questions, please do not hesitate to contact our Mr. Bas Rooijmans (telephone (31) 20 524 1937) or Mr. Eric Elvers (telephone
(31) 20 524 3573).

Yours faithfully,
De Nederlandsche Bank NV

/s/ A.A. van 't Spijker
Drs. A.A. van 't Spijker
Deputy Departmental Director

Enc.: Interpretation of prudential directives - Asset-backed securities (Tz-Sbv/1999/06866/elv)

[Enclosure]


Subject:  Interpretation of prudential directives - Asset-backed securities

Asset-backed securities

Asset-backed securities are securities issued for the purpose of financing an asset portfolio. The asset portfolio serves as collateral for the investors. The asset-backed securities are weighted in conformity with the weighting of the underlying assets, if the Bank is of the opinion that, with regard to risk, the securities are equivalent to the underlying assets. Such arrangements must be submitted to the Bank in advance for approval.

For the Bank's approval of a weighting in conformity with the weighting of the underlying assets, at least the following conditions must be met:

1. the securities are fully and directly covered by a homogeneous asset portfolio;
2. the asset portfolio must be of good quality at the time of issue of the securities concerned. That is to say that no assets of inferior quality may be transferred to the SPV as collateral.
3. the investors have direct or indirect rights to the underlying assets, at least proportionate to their share in the assets;
4. the rights mentioned under 3 may not be of a subordinated nature.
5. the investors are not exposed to risk ensuing from mismatches in maturity, interest type or currency between the securities and the related assets;
6. the funds, earmarked for the investors but not yet disbursed, do not carry a material reinvestment risk.

If the aforementioned conditions are not met, the asset-backed securities must be included in the calculation of the solvency requirement with a 100% weighting factor.

The pronouncement of 17 January 1996 on 'Repackaging of (central government) bonds' is hereby revoked.